EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Reports Second Quarter Results

 Management Revises 2003 Earnings Guidance

CONCORD, NEW HAMPSHIRE, July 29, 2003 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) today announced financial results for the second quarter and first half of 2003.
   For the three months ended June 30, 2003, revenue declined to $26,202,000 from $28,007,000 for the second quarter of 2002. Net income for this year's second quarter was $1,353,000, or $0.18 per diluted share, which included pre-tax arbitration expenses of $1,857,000 (or $0.18 per share after tax). This compares to net income for last year's second quarter of $3,849,000, or $0.48 per diluted share, which included pre-tax arbitration expenses of $150,000 (or $0.01 per share after tax).
   For the six months ended June 30, 2003, revenue declined to $35,816,000 from $39,161,000 for the first half of 2002. The net loss was $3,528,000, or $0.49 per diluted share, which included pre-tax arbitration expenses of $2,400,000 (or $0.23 per share after tax). This compares to a net loss for the same period last year of $28,588,000, or $3.61 per diluted share, which included pre-tax arbitration expenses of $150,000 and charges for the cumulative effect of changes in accounting principles of $28,711,000. The net income before the cumulative effect of changes in accounting principles for the first half of 2002 was $123,000.
   Stockholders' equity at June 30, 2003 was $57,450,000, or $7.80 per outstanding share.

Eurimex Arbitration Update

   On April 18, 2001, the Company received a Request for Arbitration from its former distributor outside the United States, Eurimex, S. A., in connection with the termination by Rock of Ages of the distribution agreements for certain of the Company's granite products. Pursuant to those agreements, the arbitration hearing took place in Luxembourg during the week of May 24, 2003.
   During the second half of 2002, pre-tax expenses associated with the Eurimex arbitration, which were included in quarry selling, general and administrative expenses for that period, totaled $1,575,000.  With the arbitration hearing now completed, the Company believes that it has established adequate reserves to cover all further costs of the arbitration expected to be incurred in the second half of 2003.
   "We have believed from the beginning that the Eurimex complaint against Rock of Ages is completely without merit, and we look forward to a final resolution of this matter later this year. We believe that the expenses associated with this matter now are behind us," said Chairman and Chief Executive Officer Kurt Swenson. Since 2001, the Company has spent a total of approximately $5,200,000 in legal fees and expenses on the Eurimex arbitration.

Operations Review

   "Several factors were responsible for Rock of Ages' second quarter performance, including a decline in the number of funerals and an apparent decline in the death rate that has been reported by a number of companies in the mortuary and cemetery business, as well as the exceptionally cold and wet spring weather that followed this year's unusually severe winter and continued to depress the pace of monument installations. In addition, continued weak economic conditions may have contributed to an increase in deferrals of monument orders by customers waiting for better times," Swenson said.

Rock of Ages Reports Second Quarter Results
July 29, 2003
Page Two

   "Operating margins were affected by the decline in revenue, which contributed to results that were well below our expectations for this point in the year even before the costs of the Eurimex arbitration. We have seen no evidence of erosion in Rock of Ages' market share, however, nor do we believe that the Company's first half performance is evidence of a fundamental deterioration in our business model. We continued to make progress in the implementation of our plans for our retail division during the second quarter that we expect will lead to improved performance in the future," Swenson said.

Cemetery Sale Update

   The Company has recently signed an asset purchase agreement with Saber Management LLC for the sale of all of its cemeteries to Saber in accordance with the previously announced letter of intent. The transaction remains subject to numerous closing conditions, including the satisfactory completion of due diligence by Saber and various schedules to the agreement including a satisfactory referral agreement whereby the Company will continue to sell directly to consumers and install upright granite memorials and private mausoleums in designated areas of the cemeteries. As a result of the transaction, the Company has classified the results of the Cemetery operations as discontinued. Assuming the timely completion of all closing conditions, the cemetery sale is currently expected to close on September 30, 2003.

Management Revises 2003 Earnings Guidance

   Swenson said that in view of the Company's first half performance and the current outlook for the remainder of 2003, management now expects revenue for 2003 in the range of $86 million to $89 million (excluding cemetery revenue) and net income in the range of $0.25 to $0.40 per diluted share, including costs of the Eurimex arbitration but before any gain from the sale of the Company's cemeteries to Saber Management LLC. The Company expects to report a modest gain on the sale.

Dividend

   The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.01 per share payable on September 17, 2003 to shareholders of record on August 15, 2003. This is the third consecutive quarterly dividend since the Company initiated a dividend program in the first quarter of 2003.

Conference Call

   Rock of Ages has scheduled a conference call today at 11:00 AM ET. A live Webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor. A Webcast replay will be available after 1:00 PM ET at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21155260, after 1:00 PM ET.

About Rock of Ages

   Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Arbitration Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

 (tables attached)

ROCK OF AGES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
( IN THOUSANDS EXCEPT PER SHARE AMOUNTS) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Net revenue:	2003	2002	2003	2002
Quarrying	$ 8,250	$ 8,416	$ 11,147	$ 12,636
Manufacturing	5,400	5,553	8,979	8,972
Retailing	12,552	14,038	15,690	17,553
Total net revenue	26,202	28,007	35,816	39,161

Gross profit:
Quarrying	3,323	3,832	2,663	4,671
Manufacturing	1,443	1,760	2,316	2,077
Retailing	7,413	8,561	8,637	9,718
Total gross profit	12,179	14,153	13,616	16,466

Selling, general and administrative expenses:
Quarrying	2,629	984	3,958	1,735
Manufacturing	901	869	1,738	1,639
Retailing	5,882	5,872	10,224	10,270
Total SG&A expenses	9,412	7,725	15,920	13,644

Divisional operating income (loss):
Quarrying	694	2,848	(1,295)	2,936
Manufacturing	542	891	578	438
Retailing	1,531	2,689	(1,587)	(552)
Divisional operating income	2,767	6,428	(2,304)	2,822

Unallocated corporate overhead	1,260	1,185	2,506	2,381

Earnings (loss) from continuing operations before interest and taxes	1,507	5,243	(4,810)	441

Interest expense	161	187	310	362

Income (Loss) from continuing operations before taxes	1,346	5,056	(5,120)	79
Income tax expense (benefit)	19	1,225	(1,533)	28

Income (Loss) from continuing operations before changes in accounting principles	1,327	3,831	(3,587)	51
Discontinued operations, net of income taxes	26	18	59	72

Income (Loss) before cumulative effect of changes in accounting principles	1,353	3,849	(3,528)	123
Cumulative effect in prior years of changes in accounting principles, net	—	—	—	(28,711)

Net Income (Loss)	1,353	3,849	(3,528)	(28,588)

Per share information:
Net Income (Loss) per share -basic
Income (Loss) from continuing operations before
cumulative effect of changes in accounting principles	0.18	0.49	(0.50)	0.01
Discontinued operations	0.01	0.00	0.01	0.01
Cumulative effect of changes in accounting principles	0.00	0.00	0.00	(3.66)
Net Income (Loss) per share - basic	0.19	0.49	(0.49)	(3.64)

Net Income (Loss) per share -diluted
Income (Loss) from continuing operations before
cumulative effect of changes in accounting principles	0.18	0.48	(0.50)	0.01
Discontinued operations	0.00	0.00	0.01	0.01
Cumulative effect of changes in accounting principles	0.00	0.00	0.00	(3.63)
Net Income (Loss) - diluted	0.18	0.48	(0.49)	(3.61)

Weighted average number of common shares outstanding - basic	7,175	7,860	7,181	7,853
Weighted average number of common shares outstanding - diluted	7,369	7,969	7,181	7,917

ROCK OF AGES CORPORATION
COMPARATIVE BALANCE SHEET
(US $ IN THOUSANDS) (unaudited)

	June 30	Dec. 31
	2003	2002
ASSETS
CURRENT ASSETS
Cash & Cash Equivalents	$ 1,985	$ 6,185
Trade Receivables	15,674	17,671
Inventories	21,557	21,654
Other Current Assets	6,597	5,198
Assets of Discontinued Operations - Held for sale	28,471	—
TOTAL CURRENT ASSETS	74,284	50,708

OTHER ASSETS:
C.S.V. Life Insurance	742	766
Other Intangibles	506	574
Deferred Tax Assets - Long Term	5,169	6,249
Prearranged Receivables	—	14,013
Intangible Pension Asset	1,136	1,136
Cemetery Property	—	6,056
Other	1,926	2,411
TOTAL OTHER ASSETS	9,479	31,205

Property, and Equipment, net	40,441	43,921
TOTAL ASSETS	$ 124,204	$ 125,834

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Borrowings under Line of Credit	$ 5,525	$ 4,386
Current Portion LTD	154	205
Deferred Compensation Payable	330	324
Accounts Payable	2,195	1,966
Accrued Expenses	4,988	5,001
Customer Deposits	9,146	7,318
Liabilities of Discontinued Operations	22,641	—
TOTAL CURRENT LIABILITIES	44,979	19,200

Long-Term Debt, Excluding Current Portion	12,810	12,832
Deferred Compensation	4,761	4,649
Prearranged Deferred Revenue	—	21,846
Accrued Pension Cost	2,741	2,691
Other Liabilities	1,463	1,970
TOTAL LIABILITIES	66,754	63,188

STOCKHOLDERS' EQUITY:
Common Stock	72	77
Additional Paid In Capital	65,833	68,574
Retained Earnings	(6,970)	(3,442)
Cumulative Translation Adjustment	(1,485)	(2,563)
TOTAL EQUITY	57,450	62,646
TOTAL LIABILITIES & EQUITY	$ 124,204	125,834